    As filed with the Securities and Exchange Commission on February 7, 2000.
                                                  Registration No. 333-
                                                                       ---------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          -----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------


                             FSI INTERNATIONAL, INC.
           (Exact name of the Registrant as specified in its charter)

              MINNESOTA                               41-1223238
     State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)               Identification No.)

                            322 LAKE HAZELTINE DRIVE
                            CHASKA, MINNESOTA 55318
                                 (612) 448-5440
                (Address and telephone number of the Registrant's
                          principal executive offices)

                               DONALD S. MITCHELL
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             FSI INTERNATIONAL, INC.
                            322 LAKE HAZELTINE DRIVE
                            CHASKA, MINNESOTA 55318
                                 (612) 448-5440
            (Name, address and telephone number of agent for service)

                           ---------------------------

                                    Copy to:
                                 Douglas P. Long
                               Faegre & Benson LLP
                               2200 Norwest Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402

                          -----------------------------

         Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
================================================================================

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. | |_______________________________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |____________________________________________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |


======================================================================================================================
                                           CALCULATION OF REGISTRATION FEE

--------------------------------------- ------------- ----------------------- ---------------------- -----------------
                                         AMOUNT TO       PROPOSED MAXIMUM       PROPOSED MAXIMUM        AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES TO        BE         OFFERING PRICE PER     AGGREGATE OFFERING    REGISTRATION FEE
            BE REGISTERED                REGISTERED          SHARE(1)               PRICE(1)
--------------------------------------- ------------- ----------------------- ---------------------- -----------------
                                           40,000
      Common Stock, no par value           Shares             $15.44                $617,600               $164
--------------------------------------- ------------- ----------------------- ---------------------- -----------------

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c), based on the average of the high and low sale prices per share of the registrant's common stock on February 2, 2000.

                          -----------------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                  40,000 SHARES


                             FSI INTERNATIONAL, INC.


                                  COMMON STOCK

                                  ------------



         This prospectus relates to shares of common stock of FSI International, Inc., a Minnesota corporation, that may be sold by the selling shareholder named in this prospectus. The shares are issuable upon the exercise of a warrant issued by FSI to the selling shareholder. Although FSI will be paid the exercise price of the warrant, FSI will not receive any of the proceeds from the sale of shares by the selling shareholder.


         FSI's common stock is traded on the Nasdaq National Market under the symbol "FSII." On February 4, 2000, the last sale price for FSI's common stock was $17.88 per share.





         AN INVESTMENT IN FSI COMMON STOCK INVOLVES CERTAIN RISKS. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF THESE RISKS.





                            ------------------------



  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                            ------------------------









                 THE DATE OF THIS PROSPECTUS IS FEBRUARY 7, 2000

                             FSI INTERNATIONAL, INC.

         FSI designs, manufactures, markets, and supports equipment used in the fabrication of integrated circuits, which are tiny complexes of electronic components and their connections produced on a slice of material such as silicon. This equipment involves two different processes:

         - microlithography, an optical process used to transfer images from a master to individual integrated circuits; and

         - surface conditioning, which is the removal of contaminants from the surface of the integrated circuit.

         FSI markets its products in North America, Europe, Japan, and the Asia-Pacific region. FSI's subsidiaries include Semiconductor Systems, Inc., SCD Mountain View, Inc., and FSI International, Ltd.

         FSI's principal executive offices are located at 322 Lake Hazeltine Drive, Chaska, Minnesota 55318, and its telephone number is (612) 448-5440. FSI's Internet site is located at http://www.fsi-intl.com. Information contained on FSI's Internet site is not part of this prospectus.


                                  RISK FACTORS

         You should consider carefully the risks discussed on pages 14 through 20 of FSI's Quarterly Report on Form 10-Q for the fiscal quarter ended November 27, 1999, which are incorporated into this prospectus by reference, before you decide to buy FSI common stock. If any of those risks actually occurs, FSI's business, financial condition, and results of operations would likely suffer. In that case, the trading price of FSI's common stock could decline, and you may lose all or part of the money you paid to buy FSI's common stock.

                               SELLING SHAREHOLDER

         The following table presents the number of outstanding shares of FSI common stock beneficially owned by the selling shareholder as of February 1, 2000. The table also presents the maximum number of shares proposed to be sold by the selling shareholder and the number of shares it will own after the sale. The percentages are based on 24,972,578 shares of FSI common stock outstanding on February 1, 2000.

                                          SHARES BENEFICIALLY                          SHARES BENEFICIALLY
                                        OWNED PRIOR TO OFFERING                      OWNED AFTER OFFERING(1)
                                        -----------------------                      -----------------------

                                                      PERCENTAGE                                     PERCENTAGE
                                                         OF             SHARES                           OF
               NAME                     NUMBER       OUTSTANDING        OFFERED        NUMBER        OUTSTANDING
-----------------------------------     ------       -----------        -------        ------        -----------

Aspect International, Inc.              40,000(2)         *              40,000             0            0%

-----------------------------------

*Less than 1%.

(1)      Assumes sale of all shares of the selling shareholder being offered.
(2)      Consists solely of shares issuable upon exercise of a warrant.

                              PLAN OF DISTRIBUTION

         The selling shareholder may sell the shares being offered from time to time in one or more transactions:

         -        on the Nasdaq National Market or otherwise;

         -        in the over-the-counter market;

         -        in negotiated transactions;

         - through the writing of options on shares, whether the options are listed on an options exchange or otherwise; or

         -        a combination of one or more of these methods of sale.

         The selling shareholder may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices, or at negotiated prices. The selling shareholder also may sell the shares pursuant to Rule 144 adopted under the Securities Act of 1933 as permitted by that Rule. The selling shareholder may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder or the purchasers of the shares. The compensation of any particular broker-dealer may be in excess of customary commissions. The selling shareholder and broker-dealers that participate with the selling shareholder in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation.


                       WHERE YOU CAN FIND MORE INFORMATION

         FSI files annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. FSI's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document FSI files with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. FSI's SEC filings are also available at the office of the National Association of Securities Dealers, Inc. For more information on obtaining copies of FSI's public filings at the National Association of Securities Dealers, Inc., you should write to National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         FSI "incorporates by reference" into this prospectus the information it files with the SEC, which means that FSI can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that FSI files subsequently with the SEC will automatically update this prospectus. FSI incorporates by reference the documents listed below and any filings FSI makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus are sold:

         - Annual Report on Form 10-K for the fiscal year ended August 28, 1999 (which incorporates by reference certain portions of FSI's definitive proxy statement for its 2000 Annual Meeting of Shareholders);

         - Quarterly Report on Form 10-Q for the fiscal quarter ended November 27,1999;

         - Current Report on Form 8-K, filed on November 4, 1999, as amended on Form 8-K/A on December 15, 1999; and

         - The description of FSI's common stock and related rights to purchase preferred stock contained in a Registration Statement on Form 8-A dated

              October 31, 1998 and a Registration Statement on Form 8-A dated June 5, 1997, as amended on Form 8-A/A on April 16, 1998.


         You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning FSI at the following address:

                              Corporate Secretary
                              FSI International, Inc.
                              322 Lake Hazeltine Drive
                              Chaska, Minnesota 55318
                              (612) 448-5440

You should rely only on the information incorporated by reference or presented in this prospectus. FSI has not authorized anyone else to provide you with different information. These securities are only being offered in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.


                                  LEGAL MATTERS

         The validity of the shares of FSI common stock offered by this prospectus will be passed upon by Faegre & Benson LLP, Minneapolis, Minnesota.


                                     EXPERTS

         The consolidated financial statements and financial statement schedule of FSI as of August 28, 1999 and August 29, 1998 and for each of the fiscal years in the three-year period ended August 28, 1999 have been incorporated by reference in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses in connection with the issuance and distribution of the shares of common stock being registered hereunder, other than underwriting commissions and expenses, are estimated below.

               SEC registration fee..........................................   $      164
               Nasdaq listing fee............................................            0
               Legal services and expenses...................................        3,000
               Accounting services and expenses..............................        1,800
               Printing fees.................................................          750
                                                                                ----------
                            Total............................................   $    5,714
                                                                                ==========

         Except for the SEC registration and the Nasdaq listing fees, all of the foregoing expenses have been estimated. The selling shareholder will bear fees and disbursements of its own legal counsel and transfer taxes. FSI will bear all other expenses.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 4.01 of FSI's Restated By-Laws provides that FSI shall indemnify its directors and officers to the full extent required or permitted by Minnesota Statutes or by other provisions of law. Section 302A.521 of the Minnesota Business Corporation Act provides in substance that, unless prohibited or limited by its articles of incorporation or by-laws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of his or her official capacity against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are:

                  (a) that such person has not been indemnified by another organization for the same judgments,penalties, fines, settlements, and expenses;

                  (b)      that such person acted in good faith;

                  (c) that no improper personal benefit was obtained by such person and certain statutory conflicts of interest provisions have been satisfied, if applicable;

                  (d) that, in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and

                  (e) that such person acted in a manner he reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.

         The determination as to eligibility for indemnification is made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceeding under consideration, by special legal counsel, by the shareholders who are not parties to the proceeding, or by a court.

         Article VIII of FSI's Restated Articles of Incorporation provides that no director shall be personally liable to FSI or its shareholders for monetary damages for breach of fiduciary duty as a director, except:

                  (1) for any breach of the director's duty of loyalty to FSI or its shareholders;

                  (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

                  (3) for dividends, stock repurchases, and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws;

                  (4) for any transaction from which the director derived an improper personal benefit; or

                  (5) for any act or omission occurring prior to the effective date of the provision limiting such liability in FSI's Articles of Incorporation.

         Article VIII does not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. This Article also does not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities laws.

ITEM 16.                  EXHIBITS

         Exhibit
         Number           Exhibit


             4.1        Restated Articles of Incorporation of FSI. (1)

             4.2 Articles of Amendment of Restated Articles of Incorporation of FSI. (2)

             4.3        Restated By-Laws of FSI. (3)

             4.4        First Amendment to Restated By-Laws of FSI. (4)

             4.5        Second Amendment to Restated By-Laws of FSI. (2)

             4.6 Form of Rights Agreement dated as of May 22, 1997 between FSI and Harris Trust and Savings Bank, National Association, as Rights Agent. (5)

             4.7 Amendment dated March 26, 1998 to Rights Agreement dated May 22, 1997 between FSI and Harris Trust and Savings Bank, National Association, as Rights Agent. (6)

             5          Opinion of Faegre & Benson LLP.

            23.1        Consent of KPMG LLP.

            23.2        Consent of Faegre & Benson LLP (included in Exhibit 5).

            24 Powers of Attorney of directors and officers of the Company.

--------------------------
        (1) Incorporated by reference to FSI's Quarterly Report on Form 10-Q for the quarter ended February 24, 1990, File No. 0-17276.

        (2) Incorporated by reference to FSI's Annual Report on Form 10-K for the fiscal year ended August 28, 1999.

        (3) Incorporated by reference to FSI's registration statement on Form S-1, Reg. No. 33-25035.

        (4) Incorporated by reference to FSI's Annual Report on Form 10-K for the fiscal year ended August 26, 1989.

        (5) Incorporated by reference to FSI's Current Report on Form 8-K, filed June 5, 1997.

        (6) Incorporated by reference to FSI's Registration Statement on Form 8-A/A, dated April 16, 1998.

ITEM 17.        UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chaska, State of Minnesota, on February 7, 2000.

                                    FSI INTERNATIONAL, INC.


                                    By: /s/ Donald S. Mitchell*
                                        --------------------------------------
                                        Donald S. Mitchell
                                        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 7th day of February, 2000, by the following persons in the capacities indicated:



/s/ Donald S. Mitchell*             President and Chief Executive Officer
---------------------------         (Principal Executive Officer)
Donald S. Mitchell


/s/ Patricia M. Hollister
---------------------------         Chief Financial Officer
Patricia M. Hollister               (Principal Financial and Accounting Officer)



JOEL A. ELFTMANN           )
JAMES A. BERNARDS          )
THOMAS D. GEORGE           )        A majority of the board of directors*
TERRENCE W. GLARNER        )
CHARLES R. WOFFORD         )


     *Patricia M. Hollister, by signing her name hereto, does hereby sign this document on behalf of each of the other above-named officers or directors of the Registrant pursuant to powers of attorney duly executed by such persons.


                                    By: /s/ Patricia M. Hollister
                                        --------------------------------------
                                        Patricia M. Hollister, Attorney in Fact

                               INDEX TO EXHIBITS

Exhibit
Number                     Exhibit                                                            Manner of Filing
------                     -------                                                            ----------------
4.1      Restated Articles of Incorporation of FSI............................................Incorporated by reference

4.2      Articles of Amendment of Restated Articles of Incorporation
         of FSI...............................................................................Incorporated by reference

4.3      Restated By-Laws of FSI..............................................................Incorporated by reference

4.4      First Amendment to Restated By-Laws of FSI...........................................Incorporated by reference

4.5      Second Amendment to Restated By-Laws of FSI..........................................Incorporated by reference

4.6      Form of Rights Agreement dated as of May 22, 1997 between FSI and
         Harris Trust and Savings Bank, National Association, as
         Rights Agent.........................................................................Incorporated by reference

4.7      Amendment dated March 26, 1998 to Rights Agreement dated May 22, 1997 between FSI and Harris Trust and Savings Bank,
         National Association, as Rights Agent................................................Incorporated by reference

5        Opinion of Faegre & Benson LLP............................................................Filed Electronically

23.1     Consent of KPMG LLP.......................................................................Filed Electronically

23.2     Consent of Faegre & Benson LLP (included in Exhibit 5)....................................Filed Electronically

24       Powers of Attorney of Directors and Officers of FSI.......................................Filed Electronically